Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

February 15, 2013

Mr. Raymond P. Dolan

By electronic delivery

Dear Ray:

Based on your desire to demonstrate your support for the Company and its prospects, the Compensation Committee has considered and will agree to your request to forgo the payment of your salary for 2013, and to accept a grant of shares of restricted stock instead.

As discussed, the October 8, 2010 letter (as previously amended by letters dated February 14, 2011 and August 7, 2012, your “Agreement”) outlining the terms and conditions of your employment by Sonus Networks, Inc. is hereby amended as follows:

You have elected, in lieu of your Base Salary from January 1, 2013 through December 31, 2013, to accept shares of restricted stock (“2013 Salary Shares”), which will vest on December 31, 2013.  The 2013 Salary Shares will be granted on February 15 and the number of 2013 Salary Shares granted will equal your Base Salary for the year divided by the closing price of the Company’s shares, both as of the date of grant.  If, before December 31, 2013, your employment is terminated by you with Good Reason or by the Company without Cause, a pro rata portion of the 2013 Salary Shares will vest on the date of such termination.  If, before December 31, 2013, your employment is terminated by you without Good Reason or by the Company for Cause, you will forfeit the 2013 Salary Shares.

Additionally, the parties hereto agree to clarify that: (i) all references to the defined term “Options” in Sections 3(e)(i)(A) and 8(a)(v) of the Agreement shall be replaced with the term “options”, such that all unvested options granted to you will be entitled to  accelerated vesting pursuant to the terms set forth in Sections 3(e)(i)(A) and 8(a)(v), as opposed to applying solely to specific awards described in the Agreement; (ii) all references to the defined term “Restricted Shares” in Sections 3(e)(i)(C), 8(a)(vi) and 8(b)(ii) of the Agreement shall be replaced with the phrase “restricted shares”, such that all unvested restricted shares granted to you will have accelerated vesting pursuant to the terms set forth in Sections 3(e)(i)(C), 8(a)(vi) and 8(b)(ii) of the Agreement, as opposed to applying solely to the specific awards described in the Agreement; (iii) all references to the defined term “Performance Shares” in Sections 3(e)(i)(B) and 8(b) of the Agreement shall be replaced with the term “performance shares”, such that all unvested performance shares granted to you will have accelerated vesting pursuant to the terms set forth in Sections 3(e)(i)(B) and 8(b) of the Agreement, as opposed to applying solely to the specific awards described in the Agreement; and (iv) all references to the defined term “Performance Period” in Sections 3(e)(i)(B), 3(e)(i)(C), and 8(b) of the Agreement shall be replaced with the term “performance period”, such that the performance period relates to various applicable time intervals as determined by the Compensation Committee of the Board of Directors of the Company, as opposed one specific time period described in the Agreement.

Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ John Schofield
John Schofield
Chair, Compensation Committee

ACCEPTED:

/s/ Raymond P. Dolan	2/15/2013
Raymond P. Dolan	Date